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                                   FORM 15

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                          Under Section 13 and 15(d)
                    of the Securities Exchange Act of 1934



                       Commission File Number 2-95050-D


                           Data National Corporation
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            (Exact Name of registrant as specified in its charter)

                        11415 West I-70 Frontage Road-North
                         Wheat Ridge, Colorado  80033
                                (303) 431-1933
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        (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                         $0.001 Par Value Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                     None
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      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(ii) [X]
     Rule 12g-4(a)(1)(ii) [X]     Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice
date:   398

     Pursuant to the requirements of the Securities Exchange Act of 1934, Data National Corporation has caused this certification/notice to be signed by the undersigned duly authorized person.


BY(Signature)                       /s/Richard S. Simms
(Date)                              February 10, 1998
(Name and Title)                    Richard S. Simms,
                                    Chief Financial Officer